Exhibit 10.15
THIRD AMENDMENT TO
EXTERRAN PARTNERS, L.P. LONG-TERM INCENTIVE PLAN
     This THIRD AMENDMENT to Exterran Partners, L.P. Long-Term Incentive Plan (this “Third Amendment”) is made as of the 18th day of December, 2008, by Exterran GP LLC, a Delaware limited liability company (the “Company”), the general partner of Exterran General Partner, LP, a Delaware limited partnership, which is the general partner of Exterran Partners, L.P., a Delaware limited partnership. Capitalized terms used in this Third Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Plan (as that term is defined below).
RECITALS
     WHEREAS, the Company authorized and maintains that certain Exterran Partners, L.P. Long-Term Incentive Plan, as effective on October 16, 2006, and as thereafter amended (the “Plan”); and
     WHEREAS, pursuant to Section 7(a) of the Plan, the Company desires to amend the Plan;
     NOW, THEREFORE, the Company hereby amends the Plan, effective as of the close of business on December 31, 2008, as follows:
     1. Section 4(c) of the Plan is hereby amended by adding the following sentence to the end thereof:
“The foregoing notwithstanding, no adjustments authorized by this Section 4(c) shall be made by the Committee in such manner that would cause or result in this Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Internal Revenue Code and the accompanying Treasury regulations and guidance issued thereunder by the Internal Revenue Service, to the extent applicable, and any such adjustment that may reasonably be expected to result in such non-compliance shall be of no force or effect.”
     2. Section 6(b)(iv) of the Plan is hereby amended by adding the following new subsection (C) to the end thereof which shall read as follows:

1

     “(C) Payment. Unless otherwise provided in an Award Agreement by the Committee, the payment or removal of restrictions described in clauses (A) and (B) above shall be made no later than the March 15th of the year following the calendar year in which the applicable vesting date occurred.”
     3. Section 7 of the Plan is hereby amended by adding the new following subsection (e) to the end thereof:
     “(e) Section 409A. None of this Plan or any Award Agreement hereunder shall be amended, altered, suspended, discontinued or terminated as provided in this Section 7 in such manner that would cause this Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Internal Revenue Code and the accompanying Treasury regulations and guidance issued thereunder by the Internal Revenue Service, to the extent applicable, and any such action that may reasonably be expected to result in such non-compliance shall be of no force or effect.”
     4. Except for the provisions of the Plan that are expressly amended by this Third Amendment, the Plan shall remain in full force without change.
     IN WITNESS WHEREOF, this Third Amendment has been duly executed by the Company as of the date first written above.

EXTERRAN GP LLC
By:
	Name:	Stephen A. Snider
	Title:	Chief Executive Officer

2